UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 21, 2007

Cytokinetics, Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50633	94-3291317
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

280 East Grand Avenue, South San Francisco, California		94080
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(650) 624 - 3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2007 Cytokinetics, Incorporated (the "Company") entered into an Amended and Restated Executive Employment Agreement (the "Agreement") with Robert I. Blum, the Company's President and Chief Executive Officer.

The Agreement provides for Mr. Blum to remain an at-will employee of the Company and to receive salary, bonus and benefits as determined in the discretion of the Company's board of directors. In addition, the Agreement provides for Mr. Blum to receive certain benefits if, within the 18 month period following a change of control of the Company, he resigns for good reason or is terminated by the Company or its successor other than for cause. Upon such a resignation or termination, Mr. Blum will become entitled to receive: continuing severance payments at a rate equal to his base salary for a period of 24 months; a lump sum payment equal to his full target annual bonus; acceleration in full of vesting of options for Company common stock held by Mr. Blum; the lapse in full of the Company’s right of repurchase with respect to restricted shares of the Company’s common stock held by Mr. Blum; and continued employee benefits until the earlier of 24 months following the date of termination or resignation or the date Mr. Blum obtains employment with generally similar employee benefits.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytokinetics, Incorporated

May 21, 2007	By:	/s/ Sharon Surrey-Barbari

Name: Sharon Surrey-Barbari
Title: Senior Vice-President, Finance and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Executive Employment Agreement, dated May 21, 2007, by and between Cytokinetics, Incorporated and Robert Blum